UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2017

CPI CARD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37584 (Commission File Number)	26-0344657 (I.R.S. Employer Identification No.)

10026 West San Juan Way Littleton, CO (Address of principal executive offices)	80127 (Zip Code)

(303) 973-9311
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02                                           Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 20, 2017, Steven Montross, President and Chief Executive Officer of CPI Card Group Inc. (the “Company”), announced his intention to retire from employment with the Company. In connection with Mr. Montross’ forthcoming retirement, the Company and Mr. Montross entered into an amendment, dated April 17, 2017 (the “Employment Agreement Amendment”), to Mr. Montross’ employment and non-competition agreement, which was effective as of April 22, 2009 (the “Employment Agreement”), which sets forth the terms of Mr. Montross’ employment with the Company through the date of his retirement.

From the effective date of the Employment Agreement Amendment through the earlier of the date on which the Company appoints a successor President and Chief Executive Officer or December 31, 2017 (the “CEO Transition Date”), Mr. Montross will continue to serve as President and Chief Executive Officer. On the CEO Transition Date, Mr. Montross will voluntarily resign as President and Chief Executive Officer and from all other director and officer positions he holds with the Company and its affiliates. From the CEO Transition Date through his June 30, 2018 retirement date, Mr. Montross will be employed by the Company in a non-executive capacity. During the period from the effective date through his retirement date, Mr. Montross will assist the Company’s Board of Directors (the “Board”) with a successful transition of his duties, including transitioning key relationships to other employees, cooperating with the Board in recruiting his successor and providing his successor with business-related transition services.

Through June 30, 2018 which is the date on which transition services provided by Mr. Montross will be completed, the Company will provide Mr. Montross with the following compensation and benefits pursuant to the Employment Agreement Amendment:

•                  An annual base salary of $560,000 and the opportunity to earn a bonus under the Company’s 2017 short-term incentive plan, with a target of up to 100% of his base salary;

•                  Provided that Mr. Montross satisfies the terms of the Employment Agreement Amendment, Mr. Montross’ retirement on June 30, 2018, will be deemed an “Approved Retirement” for purposes of his outstanding nonqualified stock option awards under the Company’s Omnibus Incentive Plan, which will allow them to continue to vest in accordance with their terms; and

•                  Mr. Montross will continue to receive other benefits provided for under the Employment Agreement (e.g., expense reimbursements, vacation, and a Company car).

In addition, so long as Mr. Montross complies with the terms of his Employment Agreement (including, but not limited to, the restrictive covenants therein) and the Employment Agreement Amendment, and timely executes, delivers to the Company, and does not revoke a general release of claims, if any, the Company will pay Mr. Montross a “succession incentive” bonus equal to $560,000, half of which will be payable on June 30, 2018 and the remaining portion of which will be payable in equal bi-weekly installments from the date of his retirement through December 31, 2018.

If the Company were to terminate Mr. Montross without “Cause” or give him “Good Reason” to terminate employment (each as defined in the Employment Agreement) before the June 30, 2018 retirement date, the Company would be required to make the payments and provide the benefits described above for an Approved Retirement.

Mr. Montross’ planned retirement does not involve any disagreement with the Company or any matter relating to the Company’s operations, policies or practices.

The foregoing summary is qualified in its entirety by reference to the Employment Agreement Amendment, a copy of which is filed as Exhibit 10.1 to this Form 8-K and which is incorporated by reference herein.

A copy of the press release related to the foregoing is attached hereto as Exhibit 99.1.

Item 9.01              Financial Statements and Exhibits.

(d)                                 Exhibits:

Exhibit No.	Description
10.1	First Amendment of the Employment and Non-Competition Agreement, effective as of April 17, 2017, by and between CPI Card Group Inc. and Steven Montross.
99.1	Press release issued April 20, 2017 announcing the forthcoming retirement of Steven Montross.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI CARD GROUP INC.

Dated: April 20, 2017	By:	/s/ Lillian Etzkorn
	Name:	Lillian Etzkorn
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment of the Employment and Non-Competition Agreement, effective as of April 17, 2017, by and between CPI Card Group Inc. and Steven Montross.
99.1	Press release issued April 20, 2017 announcing the forthcoming retirement of Steven Montross.